Exhibit 99.2

Company Name: Tidewater, Inc. (TDW)

Event: Global Hunter 100 Energy Conference

Date: June 25, 2014

<<Unverified Analyst>>

All right, guys, we will kick it off here with Tidewater. I’m here with CFO, Quinn Fanning. And please keep in mind that the breakout room is at the very end of this hallway on the left-hand side in Trekford.

<<Quinn P. Fanning, Chief Financial Officer & Executive Vice President>>

Thanks to Mark and team for having us again. We always enjoy coming to Chicago, particularly when the Cubs win. In case anybody here was curious if they’d leave Chicago after a couple of days with no good news, the Cubs won last night and Supreme Court ruled that you need a warrant to search your cell phone, so that may be the only good data if you’ve been in any of the drillers’ meetings.

In any event, I want to spend a few minutes talking about the Tidewater story. A couple of things that we would want you to walk away from our comments today with is, we have learned the hard way at times, but I think we are a market-leading company in a lot of different ways, not the least of which is in a complicated and getting more complicated world.

We are positively differentiated, we believe by our operating approach, which includes our safety culture and track record. And more importantly, in the last couple of years, our approach to compliance, whether that is anti-bribery or otherwise. But this is not just an issue from a risk management perspective, but it’s also a point of differentiation, we believe with the customer base, which is more focused on these issues today than they were ever.

Tidewater has invested very heavily in our business over the last 10 or so years, most significant in the last five or six years. We have committed about $5 billion to our fleet in a multiyear renewal and expansion program. As we’ll talk about in a minute, we are probably in the seventh or eighth inning of that effort and would expect over the next couple of years to close out, for the most part, that program, with ongoing investment largely relating to maintaining an average age profile and also the ultimate relevance of our fleet.

But importantly, we believe that after a number of years of heavy investment in a reasonably constructive operating environment, we should be significantly cash flow generative and hopefully will be able to maintain the balance that we’ve maintained in the past in terms of reinvestment in the business and repatriation to, certainly, a shareholder base that has been patient as we have renewed the fleet.

We are a company that understands that you got to meet the customer need; you’ve got to maintain a safe operation, and all the other things that define the four squares of the playing field. We ultimately understand that the score is determined based on the points you put on the board, and we understand that we’re in this business to make money and we have a pretty good track record of doing that. As you will see, the investments that we made in the last couple of years have had a negative impact on return on invested capital, but we think we’re in a position where that will start to trend up with earnings and margins.

We believe that the fundamental backdrop is little bit more constructive than perhaps some of the analysts and investor community, as we’ll get into in a second. There is a pretty good case that can be made that the rig market is oversupplied in the near to intermediate term. We do believe, however, that the working rig count will continue to trend up. That doesn’t necessarily mean that every new rig that is delivered will be an incremental working rig, but ultimately, what we’d like to convince you of is that as long as the working rig count is stable to growing, vessel demand will be there and the pricing in our market will ultimately be determined by the supply demand dynamics in the OSV market more so than the rig market.

Certainly the negative tone from the drillers is having some spillover effect on us, most significantly on stock price, but nonetheless, we actually like the near-to-immediate term outlook for our business. We have, we believe, a pretty strong financial profile. The Company has a six decade history that has taught us that in a capital-intensive cyclical industry that has a reasonable amount of exposure to commodity prices, you want to maintain a financial profile that allows you to be nimble in the inevitable industry downturns. And we have had a history of not just surviving the downturns, but thriving in them and I think the last couple of years has demonstrated that as well.

As we begin every presentation either internally or externally, we like to highlight the safety record. Again, we believe this is important from both a risk management and a differentiation perspective. You can see here, our total recordable incident rate relative to some of the safety leaders in the global energy industry, which, as you’ll see from the Tidewater bars here, we are generally accretive to our customer safety statistics, which is very important to them. Number one, we want to be a safe organization, so all of our employees go home at night with 10 fingers and 10 toes and maybe a little bit more food in their belly, but this is also something that drives our insurance costs and other things that helps us be more a profitable company.

I’ll note over the last two and half years or so, I think we’ve had three lost time accidents. We are on a run rate today that would suggest about eight recordable incidents per million man-hours worked. And I think if you stack that up against any OSV operator or quite frankly any offshore player, those are market-leading statistics and statistics that we’re very proud of.

In terms of the market backdrop, maybe we’ll spend a bit of time on this as much as anything else. The working rig count, as we will get into in a second, is it about 705 working rigs globally.

You can look at individual regions in terms of the near-to-intermediate term trends and be either more or less optimistic, but at least our sense is that with 135 rigs to be delivered between now and the end of 2015, at least based on our statistics that we’re looking at from IHS Petrodata, it’s not necessarily the case that all of those rigs need to be incremental working rigs for ours to be a good market. If, in fact, half of those are incremental working rigs, you will be somewhere in the 750 working rig trending to 800 over the next year and a half.

Now if you have the rig that’s going to be stacked, that’s not necessarily a good story. But from our perspective, as long as, again, the rig count is stable to growing, we think it’s a pretty good market for us. And just a level set that, if you are trending from 700 up to 725 or 750 working rigs, we believe there’s actually good demand for something in the order of 2,700 to 2,900 OSVs. And, as we’ll get to in a second, that would suggest today’s market is in reasonable equilibrium and at least if, again, the rig count is stable to growing modestly, we think that will continue to be the case based on the number of vessels in the order book and the number of vessels that we think will get pushed out of the market as a result of age.

This gives you a couple of peeks at relative supply demand in the rig market and the vessel market and how they relate to each other over the last couple of years. Again, if you look at that 705 working rigs today, at least based on our numbers, there’s another 49 to be delivered over the balance of 2014, reasonably split between jack ups and floaters, and another nearly 85 or 90 rigs that would be delivered in 2015. Again, if half of those are incremental working rigs based on the vessel delivery schedule, we think the market is in pretty good balance.

I will highlight for you that how you get from that 3,100 number to a 2,700, 2,800, 2,900 number that you can get comfortable with, remember that there is 700 vessels in that 3,100 vessel population that are 25 years old or older. Those are vessels that the core customer base does not want to use. That’s the primary reason that those vessels will be pushed out of the market and into non-classed markets like Nigerian security or Caribbean cargo trade or whatever. But the other driver to what will push those vessels out of the market is that as a classed market, whether it’s Tidewater or a mom-and-pop operation in Southeast Asia, you will have to decide every two and half years whether or not you want to spend that $1 million or $2 million to drydock the vessel to keep it in class.

And unfortunately for an older vessel today, the calculus is do I want to spend $1 million or $2 million today in order to get $8000 to $10,000 a day in day rate? And quite frankly, those numbers just don’t work, and ultimately that will drive the vessels out of the market. That is not just a thesis of Tidewater’s. We had about 25% of those older vessels and over the last five years or so, we have pulled a lot of those vessels out of service. And today, are operating probably a dozen OSVs that are in that age class and the balance of our older vessels, which are some tugs and some harbor support type vessels, are not really relevant to the drilling market.

So again, this is the picture of the market and one that we think will trend towards reasonable balance. You certainly don’t need to get to 800 working rigs for it to be a decent market. At least our experience is that if you’ve got vessels to working rigs that are four or less, you’ve probably got reasonable pricing power in the market. And today, that is certainly the case when you back out the 700 vessels that we think are really not relevant today, quite frankly, more than half of which we believe are already stacked or are not being actively marketed.

That is the vintage profile of our fleet. Again, the red are the vessels that will be pushed out of the market from our fleet – excuse me, that’s the global fleet, but the red are the ones that will be pushed out, which total again nearly 700 vessels or about almost twice as many as the number of vessels that are in the construction queue today. And that is the Tidewater fleet. So you can see pretty much anything from 2000 or before as really irrelevant from the overall fleet perspective. And really the vessels that are year 2000 or more recent are already generating 90% plus of our revenue and a bit more than that of our operating margin.

We are in a fragmented industry, but are the biggest player in it. The yellow bars you see are probably well-known companies to you Bourbon, Maersk, Hornbeck, Swire, I guess. But Tidewater is the largest player in the business. Probably more importantly, we are the only company that is operating on a global basis. We have very good competitors in the markets that we participate in, but they tend not to be the same competitors from market to market. We have the largest new fleet and certainly the broadest operating footprint in the business. I would argue that we are probably the only company that can service the super majors or NOCs on a global basis such that they are getting the same service and equipment quality, whether they are operating in the Gulf of Mexico, the African coast, or the MENA region, or Asia Pacific.

This is our operating footprint. You can see it’s got a heavy concentration in sub-Saharan Africa and Europe. Maybe to peel back the onion a little bit on that, probably 15% of the vessel count and that’s reasonably consistent with revenue profiles, is actually Europe, and that’s primarily as a result of our Troms acquisition last year, which gave us a footprint in the Norwegian sector of the North Sea and then ultimately a launching point for what we believe will be a growing arctic market, so Europe is about 7% or 8% of consolidated revenue, but is reported within SSAE. I would say over the – and obviously Americas, which includes the U.S. Gulf of Mexico, Brazil and Mexico, most importantly.

It’s the next biggest segment, followed by MENA, which tends to be dominated by Saudi Arabia today. And then Asia Pacific, which is a market that we have been shrinking over the last couple of years, primarily as a result of excess supply in Southeast Asia, part of Asia Pac, but Australia has been a stable to growing market for us.

Our take maybe a little bit differently than some of the others that you spoken with over the last couple of days is that Southeast Asia remains oversupplied as a market. We would like to think the long-term story there as a good one as some of the development goes to deeper water, but we have generally been shrinking Southeast Asia and growing MENA and the African coast in the towing supply segment, where we have seen better rates.

I think as you look at 2015 in retrospect and compare that to 2014 as a fiscal year. Africa will probably shrink at the margin, Americas will probably trend up a bit, and Europe will probably trend up a bit, but by and large this is an operating footprint that we’re comfortable with.

Africa is really not a monolith. We have a large business in Angola, a relatively small business in Nigeria today because of the security and political situation. Both markets should be pretty good markets long-term. The balance of our operation, Africa though, really across 8, 10 countries at various points and really runs from Liberia through the Gulf of Guinea all the way down and a decent business on the East African coast as well, which we would expect after a decent year or so of exploration that has slowed down a bit recently as people start thinking through their LNG monetization plans, that’s a market that should pick up for us in the next couple of years as well.

U.S. is a business that got pretty small post-Macondo. We are moving back vessels opportunistically with jobs over the last two years. I would say more recently, we are probably a little more negative on the US market than others and as a result, we have tended to term up available equipment.

We’ve got five vessels that we’re building for the US market, three of which are under contract today. We, too, would like to see the floater count move towards 50 in the near-to-intermediate term, but have less confidence that is going to happen in the short term. As a result, we have again termed up most of the available equipment.

This will give you a little picture of kind of the capital commitments that have been made – various asset classes – excuse me. I guess a couple points I would really make here more than anything is just the way we report relative to some of our Norwegian or European peers. We don’t tend to disclose broker values or replacement values, but as a sense, you can see here the typical deepwater vessel has got a $25 million, $26 million, $27 million average book value. To give you a sense of that, that’s probably on average a 3,500 to 4,000 deadweight ton PSV or a 12,000 plus or minus brake horsepower anchor handler. Those vessels today on the PSV side is probably a $30 million to $40 million proposition.

And on the anchor handler side, probably a similar number, so you can see our carrying values of the fleet are probably substantially below replacement cost today. We have proven that out on the rare occasion that we have sold recent vintage vessel. The towing supply side you can see here is probably a $10 million to $12 million average book value and that is typically a 5,000 to 7,000 brake horsepower anchor handler a kind of sub-3,000 deadweight ton PSV. And today, those are $15 million to $20 million propositions.

Just give you a little sense of the specification profile of the fleet. Deepwater PSVs, where we have made a very large commitment, that’s closing in on 100 vessels once fully delivered again those are 4,000 to 5,000 deadweight ton PSVs, at least in terms of what we’ve recently added. On average today, it’s probably 3,500 to 4,000 deadweight ton PSVs. Probably less appreciated is, I think, all but 10 of those are DP2 vessels, so those are really kind of leading edge in terms of customer requirements, tend to have firefighting and other capabilities that the vessels that they would have replaced over the last 10 years did not have.

The deepwater anchor handling class is a plus 10,000 brake horsepower class by definition, not a class that we have invested heavily in over the last couple of years, largely because from our perspective, it’s largely dependent upon new demand drivers, such as subsea, given the fact that most of the rigs that are being built today are dynamically positioned as opposed to moored, so that’s not a class of equipment that we’ve focused on the last couple of years.

And then our towing supply fleet, of course, is jack up support, and that’s largely an investment effort that has been driven by an aging fleet that it’s replacing. So, slightly different themes in terms of our investment strategy. Again, deepwater, investing into a growing market, towing supply investing into replacement equipment.

Where we have put our capital, you can see it’s been dominated by the deepwater PSV class, with almost $3 billion invested. Again, not a lot invested in the deepwater anchor handlers and then towing supply, a bit less than $1.7 billion. I would say as a general matter, our investment economics are being exceeded on the deepwater PSV side and we are coming up short, probably by $1,000, $2,000 a day in average day rate relative to what we expected on the towing supply side and hopefully with a growing jack up count, that would start to shift as well.

That doesn’t seem like a lot, but when you think about 106 vessels, moving to 111 or 112 over the next year and a half or so, that works out to be about $0.50 in earnings per $1,000 a day rate on average. So that’s actually what we believe is a significant amount of upside in our towing supply fleet, recognizing that the multi-year trend in terms of deepwater dayrates has kind of flattened out the last couple of quarters.

We will get some modest benefit from contracts rolling over the next couple of quarters, but leading-edge rates on the deepwater PSV side have been flat for a couple of quarters and we don’t have strong expectations of that moving anytime soon, but are somewhat optimistic in regards to the towing supply rates, where we have seen a modest amount of improvement the last couple of quarters.

But with utilization in the high 80s at this point, for Tidewater at least, we would like to think that as our competitors get up to that level of utilization, we will all be able to push price a bit. You can see here our construction queue, which totals 30 vessels. We announced three additional vessels subsequent to March 31, so the total kind of queue, if you will, is 33 vessels, which includes 6 towing supply vessels which are 7,000 break horsepower anchor handlers, likely targeting the Saudi market, and 27 deepwater PSVs, some of which are being built in Europe and the balance of which are being built in the US and in Asia.

Again, as I mentioned before, we tend to maintain a relatively conservative financial profile. This is, at least in my view, a more shareholder-friendly capital structure than what we had five years ago, when we were at zero net debt. I would say our comfort is probably at 40% debt to total cap or less. We would go beyond that for the right opportunity, where we had visibility on deleveraging, but we are reasonably comfortable at 30% or higher leverage. There’s really no aspiration of the Company to get back down to zero, so we would expect that as our investment activity tapers off, as I mentioned earlier, you’ll start to see leverage trend down a bit.

And then we would probably be in a pretty good position in terms of optionality on the fleet, recognizing that our average fleet age will be about seven, eight years when we finish out the multi-year program in the next year or two, which is three, four, five years less than our targeted age profile, which gives us probably a three to four year period where we can either delever, return excess cash flow to shareholders, or invest in market share or adjacent businesses and I would suspect we will do a bit of all of those things.

We do maintain a pretty robust liquidity position. We have had some working capital investment challenges over the last 12 to 24 months, specifically related to our Angolan operations, which seems to be trending positively for us today. But we do maintain a fair amount of dry powder, again, either to manage those burps in the industry that we experience sometimes and also to be opportunistic when circumstances allow us to do so.

That’s the debt portfolio; it’s a reasonably long dated. We don’t have a significant maturity until our fiscal 2019, which is our bank facility, and a associated term loan, but it’s attractively priced, effectively BBB type pricing capital structure. I would say our long-term debt is kind of in the 4.3, 4.4 average coupon and the bank deals, obviously, LIBOR-based and attractively priced as well. But again, we have no significant maturities in near term and like the capital structure that we put together over the last couple of years.

Again, that’s a cycle and a half or so of financial results. You can see in the earlier years, when we had a relatively old fleet and a good market, we were generating probably unrepeatable, after tax, unleveraged returns on capital and returns on equity. Today, we are a bit south of our perception of our weighted average cost of capital. That’s 7% return on equity, a bit less than that in terms of after tax unleveraged returns on capital, but that’s largely a function of the heavy investment we’ve made over the last couple of years and the fact that our asset base is all relatively recent vintage.

At least our sense is that earnings and returns are trending up; proof will be in the pudding, but at least that’s our sense today.

And you can see here just a recap of regional rates and utilization. I guess the punchline is that utilization is, across regions, kind of in the 80% to 90% band at this point and rates have all been drifting up and to the right.

And again, we would expect that to continue to be the case with contract roles on the deepwater side and hopefully improvements in leading-edge dayrates on the towing supply side.

I will just remind you again the three large asset classes that we have, the deepwater PSVs, where we have invested $2.7 billion – rates have trended up and to the right, have exceeded prior peaks. That dotted line you see under the dark line essentially utilization adjusted dayrates. Obviously, you want the gaps between the two lines to be as small as possible. They will never get to zero because of drydocks, but again, this is a class that is working for us.

We’ve invested a lot of money in and ultimately, it’s been the driver of results for the last couple of years.

The AHTS side for deepwater, again, is a – excuse me, I skipped a slide there. Okay. Here’s a towing supply, again, which is the other large investment that we’ve made. As I mentioned, this is something that has not been working for us as anticipated. Average dayrates and utilization adjusted dayrates are below prior period peaks. There’s a modest mix dynamic there, given what we’ve been investing in, but importantly, this is a market that our utilization has been better than our competitors. As a result, we really haven’t been able to push price as desired. Hopefully, that will change over the next couple of quarters.

And just finally, many have asked us about what we are doing on the subsea front. We have made a very modest bet in ROVs. Six units, which we hope to see getting wet over the next quarter or so, but this is ultimately a play on decommoditizing the business and being somewhat more of a solutions provider to customers, with a bundled ROV and vessel package that will ultimately allow us to A), have more production leverage and B), improve margins and returns on invested capital, with a somewhat shorter estimated use of life than the typical vessel on our fleet. But stay tuned on this. It’s not a consequential bet at this point, but one ultimately that we think will help us differentiate the brand.

That’s what we’ve got for you. Thank you.